Exhibit 5.1

Phone:	215-569-5500
Fax:	215-569-5555

June 29, 2007

ClearPoint Business Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, PA 18914

Gentlemen:

We have acted as counsel to ClearPoint Business Resources, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of up to 2,750,000 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (“Common Stock”), pursuant to the ClearPoint Business Resources, Inc. 2006 Long-Term Incentive Plan (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

In rendering this opinion, we have examined copies of only the following documents: (i) the Company’s Amended and Restated Certificate of Incorporation and Bylaws; (ii) the Registration Statement (including all exhibits thereto); (iii) the Plan; and (iv) a certification from an officer of the Company. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. In rendering this opinion, we have assumed that (i) the Shares will be issued in accordance with the terms and conditions of the Plan; (ii) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate such issuance; and (iii) the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Company’s Common Stock.

This opinion is limited to the laws of the State of Delaware.

One Logan Square 18th & Cherry Streets, Philadelphia, PA 19103

www.BlankRome.com

Delaware  •  Florida  •  Hong Kong  •  New Jersey  •  New York  •  Ohio  •  Pennsylvania  •  Washington, DC

June 29, 2007

Based upon and subject to the foregoing and the qualifications and limitations set forth herein, we are of the opinion that the Shares offered pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Plan, if any, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ BLANK ROME LLP

BLANK ROME LLP

One Logan Square 18th & Cherry Streets, Philadelphia, PA 19103

www.BlankRome.com

Delaware  •  Florida  •  Hong Kong  •  New Jersey  •  New York  •  Ohio  •  Pennsylvania  •  Washington, DC